                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement          [_]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

Complete Wellness Centers, Inc.
--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


  (1)    Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

  (2)    Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

  (4)    Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

  (5)    Total fee paid:

     -------------------------------------------------------------------------

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)    Amount Previously Paid:

     -------------------------------------------------------------------------


  (2)    Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


  (3)    Filing Party:

     -------------------------------------------------------------------------


  (4)    Date Filed:

     -------------------------------------------------------------------------

Notes:

                        COMPLETE WELLNESS CENTERS, INC.
                        666 11th Street, N.W., Suite 200
                            Washington, D.C.  20001
                                 (202) 630-9700

--------------------------------------------------------------------------------



                                                                     May 4, 1998


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Complete Wellness Centers, Inc. (the "Company") to be held at the Company's corporate headquarters, 666 11th Street, N.W., Suite 200, Washington, D.C. 20001, on Tuesday, May 26, 1998, at 10:00 a.m., local time.

         At the Annual Meeting, you will be asked to consider and vote upon the proposals to (i) elect a Board of six directors, (ii) vote upon a proposal to create a stock option plan containing 50,000 shares of the Company's $.0001665 par value common stock (the "Common Stock") for non-employee directors ("Outside Directors") on the Company's Board of Directors, (iii) vote upon a proposal to amend the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1996 Restricted Stock Option Plan for Health Care Professionals to add a "change in control" provision and a "cashless exercise" provision, and (iv) to ratify the selection of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998.

         The accompanying Proxy Statement, which you are urged to read carefully, provides important information with respect to the foregoing proposals. Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and promptly return it in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may vote in person even though you have previously returned the proxy.

                                        On behalf of the Board of Directors,


                                        C. Thomas McMillen

                                        Chairman of the Board and
                                        Chief Executive Officer

                     [COMPLETE WELLNESS CENTER LETTERHEAD]

April 14, 1998

Dear Shareholder,


1997 was a dynamic year for Complete Wellness Centers, Inc,. While we have been issuing numerous news releases on an on-going basis, we feel this is an opportunity to contact you on a more personal level.

To summarize the Company's highlights during the past year:

- Completed an initial public offering of $6.1 million in February 1997 and recently closed a $5 million private equity offering;

- Experienced rapid growth, particularly by the increase in the number of clinics we manage from seven one year earlier to 85 at year end. Plus, we have 50 clinics in various stages of development. Our revenues rose 573% from 1996. Our current annualized revenues of approximately $25 million is ten times our annualized revenues at the start of 1997;

- Established a managed care subsidiary, Optimum Health Services, Inc., which has executed two contracts in Florida and is soon to become the first alternative medicine HMO in the state;

- Acquired SmokEnders(R), the nation's leading smoking cessation program, with over 1 million graduates. SmokEnders(R) is positioned to capitalize on the proposed tobacco settlement which has a projected $1 billion per year in smoking cessation funding;

- Acquired 56 of the most profitable Nutri/System(R) weight loss centers which generated over $19 million in revenues and $2.6 million in operating profit before general and administrative costs in 1997.

This year has also brought some challenges. As you may know, an interdepartmental team of federal investigative officers initiated an inquiry into the Company's clinical billing practices in November 1997. We are working to resolve this matter with the government and continuing to cooperate fully with the investigative authorities.

We have taken great strides this year in building the premier wellness company in America. I am confident that we will continue to make progress towards that objective. We share your confidence in the Company's future prospects and thank you for your continued support and interest.

This release contains forward-looking statements regarding the plans or objectives of the Company for future operations, including the development of the multi-disciplinary medical centers. The forward-looking statements included herein are based on current expectations that involve some uncertainties. Actual results may differ materially from those projected in such forward-looking statements.



Sincerely,

/s/ C. THOMAS MCMILLEN
C. Thomas McMillen
Chairman and CEO
Complete Wellness Centers, Inc.

                        COMPLETE WELLNESS CENTERS, INC.
                        666 11th Street, N.W., Suite 200
                            Washington, D.C.  20001
                                 (202) 639-9700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1998

                               ---------------

To the Stockholders of
   COMPLETE WELLNESS CENTERS, INC.

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Complete Wellness Centers, Inc. (the "Company") will be held at the Company's corporate headquarters, 666 11th Street, N.W., Suite 200, Washington, D.C. 20001, on Tuesday, May 26, 1998, at 10:00 a.m., local time, to consider and act upon the following proposals:

                 1.       To elect a Board of six (6) directors.

                 2. To consider and vote upon a proposal to create a stock option plan containing 50,000 shares of the Company's Common Stock for Outside Directors on the Company's Board of Directors.

                 3. To consider and vote upon a proposal to amend the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1996 Restricted Stock Option Plan for Health Care Professionals to add a "change in control" provision and a "cashless exercise" provision.

                 4. To ratify the selection of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998.

                 5. To transact such other business as may properly come before the meeting or any adjournments thereof.

                 Only holders of record of the Company's Common Stock at the close of business on April 7, 1998, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.


                                          By Order of the Board of Directors,

                                          /s/  F. Ryan Knoll
                                          F. Ryan Knoll
                                          Secretary

Washington, D.C.
May 4, 1998




STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REQUESTED TO COMPLETE,
               DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY
                   IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                        COMPLETE WELLNESS CENTERS, INC.
                        666 11th Street, N.W., Suite 200
                            Washington, D.C.  20001
                                 (202) 639-9700

                               -----------------

                                PROXY STATEMENT

                               -----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 1998

                               -----------------

                                  INTRODUCTION

General

         This Proxy Statement is being furnished to holders of the Common Stock, par value $.0001665 per share ("Common Stock"), of Complete Wellness Centers, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 26, 1998 at the Company's corporate headquarters, 666 11th Street, N.W., Suite 200, Washington, D.C. 20001, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof (the "Annual Meeting"). The cost of this solicitation will be borne by the Company. This Proxy Statement and enclosed proxy card are being mailed to the Company's stockholders on or about May 4, 1998.

Matters to be Considered at the Annual Meeting

         At the Annual Meeting, the stockholders will be asked to consider and vote upon the following proposals:

                 1.       To elect a Board of six (6) directors.

                 2. To consider and vote upon a proposal to create a stock option plan containing 50,000 shares of the Company's Common Stock for Outside Directors on the Company's Board of Directors.

                 3. To consider and vote upon a proposal to amend the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1996 Restricted Stock Option Plan for Health Care Professionals to add a "change in control" provision and a "cashless exercise" provision.

                 4. To ratify the selection of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998.

all as more fully described in this Proxy Statement.

Voting at the Annual Meeting

         Only holders of record of Common Stock at the close of business on April 7, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting, each such holder of record being entitled to one vote per share on each matter to be considered at the Annual Meeting. On the Record Date, there were 2,149,286 shares of Common Stock issued and outstanding.

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (1,074,644 shares of the 2,149,286 shares outstanding) is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes, if any, will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. A plurality vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Board of six (6) directors. The affirmative vote by the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting is required to adopt (i) the proposal to create a stock option plan containing 50,000 shares of the Company's Common Stock for Outside Directors on the Company's Board of Directors, (ii) to adopt the proposal to amend the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1996 Restricted Stock Option Plan for Health Care Professionals to add a "change in control" provision and a "cashless exercise" provision and (iii) to ratify the selection of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998.

         If the enclosed proxy card is properly executed and returned to the Company prior to the vote at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" to vote for (i) all six (6) nominees or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. IN THE ABSENCE OF INSTRUCTIONS, THE SHARES WILL BE VOTED FOR ALL THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING. At any time prior to its exercise, a proxy may be revoked by the holder of Common Stock granting the proxy by delivering written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person.

                             ELECTION OF DIRECTORS

         At the Annual Meeting, the entire Board of six (6) directors is to be elected to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Unless otherwise specifically directed by stockholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the six (6) nominees named below, all of whom currently are directors of the Company. In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted for such substitute nominee as may be designated by the present Board of Directors.

         Each nominee's name, age, office with the Company, the year first elected a director and certain biographical information are set forth below:

                                                YEAR FIRST ELECTED
               NAME                   AGE           A DIRECTOR                       POSITION
               ----                   ---           ----------                       --------

 C. Thomas McMillen(2)                 45              1994          Chairman of the Board, Chief Executive
                                                                     Officer and Director
 E. Eugene Sharer(2)                   64              1996          President, Treasurer and Director
 Robert J. Mrazek                      52              1994          Chairman of the Board and Chief
                                                                     Executive Officer, Complete Wellness
                                                                     Smoking Cessation, Inc., Director
 James J. McMillen,
  M.D.(1)(3)                           52              1994          Director
 Eric S. Kaplan, D.C.(2)               45              1997          Senior Vice  President, Chief Operating
                                                                     Officer and Director
 Frederick B. Simon (1)(3)             42              1998          Director

-------------

(1)      Member of Audit Committee.

(2)      Member of the Acquisition and Affiliation Committee.

(3)      Member of the Compensation Committee.

         C. Thomas McMillen, the Company's founder, has been the Chairman of the Board of Directors and Chief Executive Officer since its formation in November 1994. He was also the President of the Company until April 1996. In 1993, Mr. McMillen formed McMillen and Company, Inc., a health care consulting firm, and subsequently from November 1993 through March 1994, assumed the role of Chief Administrative Officer of Clinicorp, Inc., a publicly-traded physician practice management company. Mr. McMillen was also a director of Clinicorp, Inc., from January 1993 through December 1994. From 1987 to 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland. He was named by President Clinton to Co-Chair the President's Council on Physical Fitness and Sports in 1993. He served in this capacity through 1997. Mr. McMillen is currently a member of the Board of Directors of CHG Inc., a subsidiary of Chemring Group, PLC, and North Atlantic Acquisition Corporation I (of which he is also the secretary and treasurer).

         E. Eugene Sharer has been President and a director of the Company since April 1996, and the Treasurer of the Company since February 1997. He was Chief Operating Officer from April 1996 until November 1997, and Chief Financial Officer from February 1997 until February 1998. From 1990 to 1995 he was President and Chief Operating Officer of R.O.W. Sciences, Inc., a health research company. In August 1995, Mr. Sharer formed Sharer Associates, a management consulting company. From 1989 to 1990 he was Executive Vice President, Chief Operating Officer and Director of Iverson Technology Corporation and from 1985 through 1988, he was President and Director of Calculon Corporation and a Vice President of Atlantic Research Corporation, the parent company of Calculon. Between 1980 and 1985, Mr. Sharer was Vice President of the Systems Division and subsequently the Systems Group at Computer Sciences Corporation. Prior to that, he held several managerial positions with IBM.

         Eric S. Kaplan, D.C., has been a Director since April 1997. He has been Chief Operating Officer since November 1997. Prior to that date, he was Senior Vice President since April 1997. He served as Senior Director of Operations and Development from August 1996 to April 1997. From June 1993 to August 1996, Dr. Kaplan was president of two subsidiaries of Clinicorp, Inc., Medical Diagnostic Imaging of America and Clinicare Wellness Centers. From 1978 to June 1993, he was the founder and owner of six chiropractic, weight loss, and medical clinics in south Florida.

         James J. McMillen, M.D., has been a director of the Company since November 1994. Dr. McMillen has been in private medical practice in St. Joseph, Missouri since 1977. He is board certified in internal medicine. Dr. McMillen is the brother of C. Thomas McMillen.

         Robert J. Mrazek has been a director of the Company since January
1995. He currently serves as C.E.O. of Complete Wellness Smoking Cessation, Inc., a subsidiary of the Company of which Mr. Mrazek owns 11.77%. Since 1993, Mr. Mrazek has been a legislative affairs consultant. From 1983 to January 1993, he served five consecutive terms in the U.S. House of Representatives from the 3rd Congressional District of New York.

         Frederick B. Simon has been a director of the Company since March 1998. He currently serves as a Senior Vice President at Wexford Spectrum Investors LLC, a position he has held since November 1995. Prior to joining Wexford, Mr. Simon was the Executive Vice President and a partner of Greycoat Real Estate Corporation, the U.S. arm of Greycoat PLC, a London Stock Exchange real estate investment and development company. Mr. Simon received a B.A. in political science from Union College and an M.B.A. in Finance from Hofstra University.

         -------------------------------


MEETINGS AND COMMITTEES

         The Board of Directors met 11 times and acted 1 time by written consent during fiscal 1997. With the exception of Mr. Mrazek, who was unable to attend the May 13, 1997 meeting, no director attended fewer than 100% of the total meetings of the Board of Directors.

         The Board of Directors currently has three committees that were in existence during fiscal 1997. The Audit Committee reviews the internal accounting policies of the Company and consults with, and reviews the services provided by the Company's independent accountants. The Audit Committee met twice during fiscal 1997 to review the report of the Company's independent auditors for fiscal year 1996. The Audit Committee is comprised of James J. McMillen, M.D. and Frederick B. Simon.

         The Compensation Committee reviews the performance of the officers of the Company and makes recommendations to the Board on executive compensation, bonuses and employment plan benefits. The Compensation Committee is comprised of James J. McMillen, M.D. and Frederick B. Simon.

         The Acquisition and Affiliation Committee reviews and approves the affiliations or strategic alliances with chiropractors and their existing chiropractic practices, corporations, governmental entities, or other entities as well as acquisitions of other businesses. The members of the Acquisition and Affiliation Committee are C. Thomas McMillen, E. Eugene Sharer, and Eric S. Kaplan, D.C.


COMPENSATION OF DIRECTORS

         The Company does not currently compensate, and does not anticipate compensating its directors for their services as directors, except that each of the Company's Outside Directors will receive a director's fee of $500 per meeting for attendance at Board of Directors or committee meetings, and 7,500 options to purchase the Company's Common Stock, exercisable over a period of five years at a price to be determined by the plan administrators on the date of grant, which shall not be less than the fair market value of the Company's publicly traded Common Stock on the date of issuance. The options to be issued to the Outside Directors shall be issued upon election to the Board of Directors by the stockholders and were vested 50% as of July 25, 1997, and 50% after one year of service, effective after July 25, 1997, for all years after
December 31, 1996.   In addition, each of the Company's directors receives
reimbursement of all ordinary and necessary expenses incurred in attending any meeting or any committee meeting of the Board of Directors. Currently, all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's executive officers are appointed annually and serve at the direction of the Board of Directors, subject to the terms of existing employment agreements.

         Directors who are employees of the Company and certain other Executive Officers have entered into employment arrangements with the Company. See "Executive Compensation - Employment and Termination Arrangements."

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Common Stock on the Record Date by (i) each person known by the Company to own beneficially five percent or more of such shares, (ii) each director and nominee for election as a director, (iii) each person named in the Summary Compensation Table under "Executive Compensation" of this Proxy Statement, and
(iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:


                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP


                                                   CURRENTLY             ACQUIRABLE            PERCENT OF
       NAME AND ADDRESS                              OWNED           WITHIN 60 DAYS (1)       OUTSTANDING
       ----------------                       -------------------    ------------------       -----------

 C. Thomas McMillen
 666 11th Street, N.W., Suite 200
 Washington, D.C.  20001                               394,500 (2)                       33,333 (3)             19.6

 Robert J. Mrazek
 301 Constitution Ave., N.E.
 Washington, D.C.  20003(4)                             16,500                            3,750                   *

 E. Eugene Sharer
 666 11th Street, N.W., Suite 200
 Washington, D.C.  20001                                50,001                           43,333 (5)              4.3

 James J. McMillen, M.D.
 4004 Miller Road
 St. Joseph, MO  64505(6)                                6,000                            3,750                   *

 Reach Laboratories, Inc.
 1000 NBC Center
 Lincoln, NE  68508 (7)                                110,000                                0                  5.1

 Eric S. Kaplan, D.C.
 4727 Marlwood Lane
 Palm Beach Gardens, FL  33418                               0                           63,339 (8)              2.9

 Michael T. Brigante
 17 Daniel Drive
 Belle Meade, NJ  08502                                 26,667                            4,000                   *

 Wexford Spectrum Investors LLC
 411 West Putnam Avenue
 Greenwich, CT  06830                                        0                          570,000 (9)             21.0

 Imprimis Investors LLC
 411 West Putnam Avenue
 Greenwich, CT  06830                                        0                        2,280,000 (9)             51.5

 Frederick  B. Simon
 c/o 411 West Putman Avenue
 Greenwich, CT  06830 (10)                                   0                                0                   *

 All directors and executive officers
   as a group (7 persons)                              493,668                          151,505                 28.0

---------------

* Less than 1%.

(1) Reflects number of shares of Common Stock acquirable upon exercise of options.

(2) Includes 34,500 shares as to which Mr. McMillen has sole voting power until December 31, 2000, pursuant to irrevocable proxies from four other holders of Common Stock.

(3) Includes 16,667 shares subject to stock options which vest in July 1998 and 16,666 options which became exercisable in April 1998.

(4)(6) Mr. Mrazek and Dr. McMillen have each given Mr. McMillen an irrevocable proxy to vote their respective shares until December 31, 2000.

(5) Includes 43,333 shares subject to stock options that became exercisable in April 1998.

(7) The beneficial owners of Reach Laboratories, Inc. are Richard R. Endacott and Janice G. Peterson.

(8) Includes 16,667 shares subject to stock options which became exercisable in August 1996; 15,002 shares subject to stock options which became exercisable in April 1997; 16,667 shares subject to stock options which became exercisable in August 1997 and 15,003 shares subject to stock options which became exercisable in April 1998.

(9) Exercisable for shares of the Company's Common Stock commencing January 23, 1998 at an exercise price of $1.75 per share. The warrants have a term expiring January 12, 2005, and up to 1,500,000 of such warrants (300,000 of the warrants owned by Wexford Spectrum Investors LLC and 1,200,000 of the warrants owned by Imprimis Investors LLC) may be redeemed by the Company if the Company achieves certain income targets through March 31, 2001. The warrants were issued by the Company in connection with the sale of $5,000,000 principal amount of Senior Redeemable Preferred Stock through a private offering to Wexford Spectrum Investors LLC and Imprimis Investors LLC which closed on January 23, 1998. Imprimis Investors LLC is an investor in the equity pool funding the aforementioned transaction administered by Wexford Spectrum Investors LLC. The Preferred Stock bears a dividend of 8% per annum through December 31, 2000, provided that the dividend is currently paid on a quarterly basis, and if not paid the dividend accrues at 10% per annum through December 31, 2000. After December 31, 2000, the dividend on the Preferred Stock is 12% per annum. All shares of the Preferred Stock are mandatorily redeemable on the earlier of (a) December 31, 2000, and (b) the date of the completion by the Company or any of its subsidiaries of a financing, the gross proceeds of which aggregate in excess of $5,000,000. The Company issued 20,000 shares of Preferred Stock to Wexford Spectrum Investors LLC and 80,000 shares of Preferred Stock to Imprimis Investors LLC.

(10)     Mr. Simon is a Managing Director of Wexford Spectrum Investors LLC.

         On the Record Date, the outstanding Common Stock was held by approximately 481 stockholders of record.

REPORTS UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity security (collectively, "Section 16 reporting persons"), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.
Section 16 reporting persons are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to Section 16 reporting persons were satisfied, except: a late Form 3 will be filed in May 1998 reporting the initial beneficial equity security ownership at the time of the initial public offering of the Company in February 1997 as shown in the Company's Prospectus dated February 19, 1997 for the following persons: C. Thomas McMillen, Chairman of the Board and Chief Executive Officer, E. Eugene Sharer, President, Treasurer and Director, Danielle F. Milano, M.D., former Vice President for Medical Affairs, Robert J. Mrazek, Director, James J. McMillen, M.D., Director, Robert Libauer, Director, and Eric S. Kaplan, D.C., Senior Vice President and Director. A late Form 3 that should have been filed in July 1997 will be filed in May 1998 reporting the initial beneficial equity security ownership of F. Ryan Knoll on July 25, 1997, the date he became Secretary of the Company. A late Form 5, that should have been filed in February 1998, will be filed in May 1998 reporting the granting of employee stock options under the Company's various employee stock option plans that should have been reported on a Form 4 in 1997 for the following persons: C. Thomas McMillen, E. Eugene Sharer, Robert
J. Mrazek, James J. McMillen, M.D. and Eric S. Kaplan, D.C. and reporting transactions by E. Eugene Sharer and Danielle F. Milano, M.D. that should have been reported on a Form 4 in 1997.


                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of the compensation paid and accrued by the Company to its Chief Executive Officer and each of its other four most highly compensated executive officers for the years ended December 31, 1997, 1996 and 1995.


                          SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION                LONG-TERM
                                        -------------------
                                                                         COMPENSATION
                                                                         ------------
                                                                            AWARDS
                                                                            ------

          NAME AND                                                                              ALL OTHER
     PRINCIPAL POSITION         YEAR       SALARY ($)     BONUS ($)       OPTIONS (#)        COMPENSATION($)
     ------------------         ----       ----------     ---------       -----------        ---------------
 C. Thomas McMillen             1997          135,000            0        100,000 (1)                   0
 Chairman and Chief             1996                0            0              0                       0
 Executive Officer              1995                0            0              0                       0

 E. Eugene Sharer               1997          132,500            0         15,000 (2)              12,000 (3)
 President and Treasurer        1996                0            0        116,667 (2)               9,000 (3)
                                1995                0            0              0                       0

 Eric S. Kaplan, D.C.           1997           60,000            0        100,000 (4)              75,000 (5)
 Senior Vice President          1996           16,000            0         46,666 (4)              26,000 (5)
 and Chief Operating Officer    1995                0            0              0                       0

 Danielle F. Milano, M.D.       1997          120,000            0          9,333 (7)               5,000 (8)
 Vice President for             1996           48,000            0         46,667 (7)                   0
 Medical Affairs (6)            1995                0            0              0                       0

 Michael T. Brigante,           1997           90,000            0          6,000 (9)              14,000 (10)
 C.P.A.                         1996           29,500            0         40,000 (9)              15,750 (10)
 Vice President for             1995                0            0              0                       0
 Finance and Chief
 Financial Officer

---------------

(1) Exercisable cumulatively at the rate of approximately 25% of the underlying shares per year, commencing April 1998.

(2) Exercisable cumulatively at the rate of approximately 25% of the underlying shares per year, commencing April 1996.

(3) Represents the amount attributable to the lease of an automobile for corporate use.

(4) Exercisable cumulatively at the rate of 25% of the underlying shares per year, commencing August 1996.

(5) Represents amounts attributable to the lease of an automobile for corporate use ($2,000 in 1996 and $6,000 in 1997), compensation for consulting services rendered to the Company ($24,000 in 1996 and $60,000 in 1997) and housing in connection with services rendered to the Company ($9,000 in 1997).

(6)      Dr. Milano resigned effective January 15, 1998.

(7)      Forfeited effective January 15, 1998.

(8) Represents the amount attributable to the lease of an automobile for corporate use.

(9) Exercisable cumulatively at the rate of approximately 25% of the underlying shares per year, commencing March 1996.

(10) Represents amounts attributable to the lease of an automobile for corporate use ($5,000 in 1997), compensation for consulting services rendered to the Company ($10,500) in 1996) and housing in connection with services rendered to the Company ($5,250 in 1996 and $9,000 in 1997).

         The following table sets forth certain information concerning options granted during 1997 to the individuals named in the Summary Compensation Table:


                             OPTION GRANTS IN 1997


                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
         NAME          NUMBER OF      % OF TOTAL    EXERCISE         EXPIRATION DATE
         ----          SECURITIES     OPTIONS       PRICE            ---------------
                       UNDERLYING     GRANTED TO    ($/SHARE)
                       OPTIONS        ALL           ---------
                       GRANTED (#)    EMPLOYEES
                       -----------    ---------
 C. Thomas McMillen       50,000         16.14%          3.71           5/23/05
                          50,000         16.14%          4.81           9/13/05

 E. Eugene Sharer         15,000          4.84%          3.38           5/23/05

 Eric Kaplan, D.C.        50,000         16.14%          3.38           5/23/05
                          50,000         16.14%          4.38           9/10/05

 Michael T. Brigante       6,000          1.94%          3.38           5/23/05

         Note:   9,333 options were issued to Danielle F. Milano, M.D. during
1997, but such options were forfeited in January 1998 when Dr. Milano resigned as an officer of the Company.

         The following table presents the value of unexercised options held at December 31, 1997 by the individuals named in the Summary Compensation Table:


                              OPTIONS VALUE TABLE

                                                                                 VALUE OF
                                                         NUMBER OF             UNEXERCISED
                                                    UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                      AT YEAR-END (#)         AT YEAR-END ($)*
                                                     EXERCISABLE (E)/         EXERCISABLE (E)/
                 NAME                                UNEXERCISABLE (U)        UNEXERCISABLE (U)
                 ----                                -----------------        -----------------
            C. Thomas McMillen                           33,333 (E)            $      0 (E)
                                                         66,667 (U)                   0 (U)

            E. Eugene Sharer                             43,333 (E)              69,833 (E)
                                                         38,333 (U)              69,833 (U)

            Eric Kaplan, D.C.                            63,339 (E)              45,759 (E)
                                                         83,327 (U)              25,407 (U)

            Michael T. Brigante                           4,000 (E)                   0 (E)
                                                         15,333 (U)              27,933 (U)

---------------

* Values are calculated by subtracting the exercise price from the fair market value of the Common Stock at year-end

                                ---------------

EMPLOYMENT AND TERMINATION AGREEMENTS

         The Company has entered into certain employment and termination agreements with the following executive officers:

         In July 1996, the Company entered into an employment agreement with Mr. McMillen providing for his employment, as Chairman of the Board and Chief Executive Officer, for a term expiring in March 1999. The employment agreement provides for an annual base salary for Mr. McMillen of $90,000 that increased to $150,000 upon the closing of the Company's initial public offering in February 1997 (the "IPO"). All salary payments were accrued until the closing of the IPO and paid with a portion of the net proceeds of the IPO. Mr. McMillen may participate in all executive benefit plans and has the use of a Company car. The agreement also provides, among other things, that if his employment is terminated without cause (as defined in the agreement), the Company will pay Mr. McMillen an amount equal to one year's base salary, payable over a one year period. In 1996, the Company advanced approximately $23,000 to Mr. McMillen without interest. Mr. McMillen repaid the amount in February 1997.

         In March 1996 the Company entered into an employment agreement with Mr. Sharer providing for his employment as President and Chief Operating Officer for a term expiring in March 1999. The employment agreement provides for an annual base salary for Mr. Sharer of $150,000 effective upon closing of the IPO, and for participation in all executive benefit plans, as well as an automobile allowance of $1,000 per month. Mr. Sharer was granted options to purchase 116,667 shares of the Company's Common Stock at an exercise price of $0.03 per share. On the date of such grant, 16,667 of those options were exercisable, of which 10,000 were exercised in 1996. The remaining options were to vest in equal installments on April 1, 1997, April 1, 1998, and March 31, 1999. Mr. Sharer exercised his vested options of 40,001 in December 1997. The agreement also provides, among other things, that, if his employment is terminated without cause (as defined in the agreement) the Company will pay to him an amount equal to one year's base salary, payable over a one year period.

         In January 1996, the Company entered into an employment agreement with Dr. Milano, providing for her employment as Vice President-Medical Affairs, for a term expiring on December 31, 1998. The employment agreement provides for an annual base salary of $120,000 beginning August 1, 1996, of which $6,000 per month was accrued until the closing of the IPO and paid with a portion of the net proceeds of the IPO, a bonus of $1,000 for each medical corporation (a "Medcorp") formed as a professional corporation of which Dr. Milano is a shareholder, to be paid by such Medcorp, and for participation in all executive benefit plans plus an automobile allowance of $500 per month. Dr. Milano was granted options to purchase 46,667 shares of the Company's Common Stock at an exercise price of $0.03 per share. The options have vested as to 31,667 shares. Dr. Milano exercised her vested options of 31,667 in December, 1997. Any additional compensation Dr. Milano receives for services as a shareholder of a Medcorp formed as a professional corporation is offset against her base salary. The agreement also provides, among other things, that, if her employment is terminated without cause (as defined in the agreement), the Company will pay to her an amount equal to six months' salary, payable over a six month period.
She voluntarily left the Company in January 1998.

         In March, 1996, the Company entered into an employment agreement with Mr. Brigante for his services as corporate controller for a term expiring on September 30, 1999. The Employment Agreement provided for an annual base salary for Mr. Brigante of $90,000 beginning January 1, 1997 and for participation in all executive benefit plans plus an automobile allowance of $500 per month. Mr. Brigante was granted options to purchase

40,000 shares of the Company's common stock at an exercise price of $.03 per share. The options have vested as to 26,667 shares and will vest as to 13,333 shares on September 30, 1998. Mr. Brigante exercised his vested options of 26,667 shares in December 1997. On February 23, 1998, Mr. Brigante was elected to the position of Vice President for Finance and Chief Financial Officer. His annual compensation increased to $100,000 at that time.

         In August 1996, the Company entered into an employment agreement with Dr. Kaplan providing for his employment as Senior Director for Operations and Development for a term expiring in August 1999. The employment agreement provides for a base salary of $4,000 per month, which was accrued until the closing of the IPO. After such closing, Dr. Kaplan became entitled to an automobile allowance of $500 per month. Dr. Kaplan was granted options to purchase 46,667 shares of the Company's Common Stock at an exercise price of $0.60 per share. The options have vested with respect to 30,000 shares and will vest as to 16,667 shares on August 26, 1998. The agreement also provides, among other things, that if his employment is terminated by mutual agreement or upon his death or disability, the Company will pay an amount equal to $60,000, payable over a six month period. On April 6, 1997, Dr. Kaplan became a Senior Vice President and a director of the Company. In November 1997, he was named Chief Operating Officer.

         Each of the employment agreements with Messrs. McMillen, Sharer, Brigante and with Dr. Kaplan requires the full-time services of such employees. Mr. McMillen's employment agreement requires that he devote a minimum of 40 hours per week to his responsibilities as Chairman and Chief Executive Officer. The agreements also contain covenants restricting the employee from engaging in any activities competitive with the business of the Company during the term of such agreement and for a period of one year thereafter, and prohibiting the employee from disclosing confidential information regarding the Company.

REQUIRED VOTE

         A plurality vote of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Board of six (6) directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ITS SIX
(6) NOMINEES FOR DIRECTORS.

            ESTABLISHMENT OF AN OUTSIDE DIRECTORS STOCK OPTION PLAN

         On March 30, 1998, the Board of Directors approved the establishment of a stock option plan for Outside Directors on the Company's Board of Directors or on the Boards of Directors of any of the Company's subsidiaries (the "Directors Option Plan"). The plan provides for the grant of incentive and nonqualified stock options, provided that the maximum number of shares of Common Stock of the Company that may be issued upon the exercise of options granted pursuant to the Directors Option Plan is 50,000. Under the Directors Option Plan, each Outside Director will receive an option for 7,500 shares for every year of service on the Company's Board of Directors. The Company currently has two Outside Directors eligible to participate in the Directors Option Plan.

         In the event of any stock dividend, stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company, appropriate adjustments will be made to the shares, subject to the Directors Option Plan, and to outstanding options. To the extent that any outstanding option under the Directors Option Plan expires or terminates prior to exercise in full or if shares issued upon the exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or the repurchased shares will be returned to the Directors Option Plan and will become available for future grants.

         The Directors Option Plan will be administered by the Board of Directors or a duly appointed committee of the Board of Directors; the exercise price of options granted pursuant to the Directors Option Plan will be determined by the plan administrators of the Board of Directors.

         The executive officers of the Company believe that the Directors Option Plan is important to permit the Company to obtain and retain the service of qualified persons who are neither employees nor officers of the Company to serve as members of the Board of Directors.

REQUIRED VOTE

         Approval of the establishment of an outside directors stock option plan requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO ESTABLISH A STOCK OPTION PLAN FOR OUTSIDE DIRECTORS ON THE COMPANY'S BOARD OF DIRECTORS.

  ADOPTION OF AMENDMENT TO THE 1994 STOCK OPTION PLAN, THE 1996 STOCK OPTION
          PLAN AND THE 1996 RESTRICTED STOCK OPTION PLAN FOR HEALTH
          CARE PROFESSIONALS TO ADD A "CHANGE IN CONTROL" PROVISION
                     AND A "CASHLESS EXERCISE" PROVISION

         The Company's 1994 Stock Option Plan (the "1994 Stock Option Plan") was adopted by the Company's Board of Directors and was approved by the stockholders of the Company in December 1994, the Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") was adopted by the Company's Board of Directors and was approved by the stockholders of the Company in October 1996, and the Company's 1996 Restricted Stock Option Plan for Health Care Professionals (the "Restricted Stock Option Plan") was adopted by the Company's Board of Directors and was approved by the stockholders of the Company in October 1996.

         1994 STOCK OPTION PLAN. The 1994 Stock Option Plan was amended by the Board of Directors, with stockholder approval, in 1995 so as to increase the number of shares available under the 1994 Stock Option Plan to 400,000 from 60,000. The purpose of the 1994 Stock Option Plan is to attract and retain qualified personnel, to provide additional incentives to employees, officers, directors, consultants and advisors of the Company, and to promote the Company's business. As of December 31, 1997, options to purchase 219,979 shares of Common Stock at an average per share exercise price of $0.55 were outstanding. The 1994

Stock Option Plan will terminate in April 2004, unless sooner terminated by the Board of Directors.

         The 1994 Stock Option Plan provides for the grant of both incentive stock options, intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The Board of Directors may delegate administration of the 1994 Stock Option Plan to the Compensation Committee. Subject to the limitations set forth in the 1994 Stock Option Plan, the Board of Directors (or the Compensation Committee) has the authority to select the persons to whom grants are made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a nonqualified stock option, to establish vesting schedules, and, subject to certain restrictions, to specify the type of consideration to be paid to the Company upon exercise and to specify other terms of the options. The maximum term of options granted under the 1994 Stock Option Plan is ten years. Options granted under the 1994 Stock Option Plan are non-transferable and generally expire 90 days after the termination of an optionee's service to the Company.

         Although no specific vesting schedule is required under the 1994 Stock Option Plan, options previously granted under the 1994 Stock Option Plan have generally provided for vesting in three equal annual installments. The exercise price of incentive stock options must equal at least the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant.

         1996 STOCK OPTION PLAN. The 1996 Stock Option Plan was amended by the Board of Directors, with stockholder approval, in 1997, so as to increase the number of shares available under the 1996 Stock Option Plan from 200,000 to 400,000. Pursuant to the 1996 Stock Option Plan, officers, directors, employees, advisors and consultants to the Company are eligible to receive incentive and/or nonqualified stock options. The 1996 Stock Option Plan, which expires in September 2006, is administered by the Compensation Committee of the Board of Directors. The selection of the participants, allotment of shares, determination of price, and other conditions relating to the grant of options will be determined by the Compensation Committee in its sole discretion. Incentive stock options granted under the 1996 Stock Option Plan are exercisable for a period of up to 5 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of grant, except that the term of an incentive stock option granted under the 1996 Stock Option Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. As of December 31, 1997, options to purchase 327,833 shares of Common Stock at an average per share exercise price of $4.02 were outstanding.

         1996 RESTRICTED STOCK OPTION PLAN FOR HEALTH CARE PROFESSIONALS. The 1996 Restricted Stock Option Plan permits the Company to grant nonqualified stock options to licensed healthcare professionals affiliated with the Company, and will expire in October 2006. The aggregate amount of Common Stock with respect to which options may be granted may not exceed 100,000 shares. The Board of Directors has delegated to the Compensation

Committee the authority to grant options under such a plan, to construct and interpret such a plan, and to make all other determinations and take all actions necessary or advisable for the administration of such plan. The exercise price of options granted under the 1996 Restricted Stock Option Plan may be no less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the Restricted Stock Option Plan will expire no later than the tenth anniversary of the date of plan. As of December 31, 1997, no options to purchase shares of Common Stock have been granted under the 1996 Restricted Stock Option Plan.

CHANGE IN CONTROL AMENDMENT

         The Board of Directors has approved the following amendment to 1994 Stock Option Plan, the 1996 Stock Option Plan and the 1996 Restricted Stock Option Plan:

ACCELERATION OF EXERCISABILITY UPON A CHANGE IN CONTROL

         Upon the occurrence of a "change in control" of the Company (as defined below), each option outstanding shall become immediately fully exercisable. For purposes of such options, a "change in control" of the Company shall mean (i) the acquisition at any time by a "person" or "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act of beneficial ownership (as defined by rule 13d-3 under the Exchange Act)), directly or indirectly, of securities representing 50% or more of the combined voting power in the election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) the termination of service of directors, for any reason other than death, disability or retirement from the Board of Directors, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of a least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange as a result of which the Common Stock shall be changed, converted, or exchanged (other than a merger, consolidation, or share exchange with a wholly-owned subsidiary) or liquidation of the Company; or any sale or disposition of 80% or more of the assets or earning power of the Company; or (iv) approval by the stockholders of the Company of any merger, consolidation, or statutory share exchange to which the Company is a party as a result of which the stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation; provided, however, that no change in control shall be deemed to have occurred if, prior to such time as a change in control would otherwise be deemed to have occurred, the Company's Board of Directors deems otherwise.

CASHLESS EXERCISE AMENDMENT

         The Board of Directors has approved the following amendment to 1994 Stock Option Plan, the 1996 Stock Option Plan and the 1996 Restricted Stock Option Plan:

         Each optionee shall also be entitled to exercise an option in a "cashless exercise" by delivering the number of options to be exercised (with no payment of the exercise price) to the

Company and receiving in return options shares equal to the number of shares by
(i) multiplying the then current "fair market value" of the Company's outstanding public shares of Common Stock by the number of options to be exercised, (ii) then deducting the aggregate exercise price associated with the options being exercised, and (iii) dividing the remaining number by the current "fair market value." For purposes of the option, the "fair market value" of a share of Common Stock as of a certain date shall be the closing sale price of the Common Stock on the NASDAQ Stock Market or, if the Common Stock is not then traded on the NASDAQ Stock Market, such exchange as the Common Stock is then traded, on the trading date immediately preceding the date "fair market value" is being determined.

REQUIRED VOTE

         Approval of the adoption of amendments to the 1994 Stock Option Plan, the 1996 Stock Option Plan and the 1996 Restricted Stock Option Plan for Health Care Professionals to add a "Change in Control" provision and a "Cashless Exercise" provision requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE 1994 STOCK OPTION PLAN, THE 1996 STOCK OPTION PLAN AND THE 1996 RESTRICTED STOCK OPTION PLAN FOR HEALTH PROFESSIONALS TO INCLUDE A "CHANGE IN CONTROL" PROVISION AND A "CASHLESS EXERCISE" PROVISION.

                 RATIFICATION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors voted as of September 25, 1997 to appoint Ernst & Young LLP as independent accountants for the Company for fiscal 1998.

           Ernst & Young LLP has served as independent accountants for the Company since June 1996. This appointment is being submitted to the holders of Common Stock for ratification. Although the submission of this matter to stockholders is not required by law, if the appointment is not ratified by the holders of Common Stock, the Board of Directors will reconsider its selection of independent accountants.

         A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions presented at the Annual Meeting.

REQUIRED VOTE

         Ratification of Ernst & Young LLP, requires the separate affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR FISCAL 1998.

                                 OTHER BUSINESS

         Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.


                         STOCKHOLDER PROPOSALS FOR THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

         Any stockholder proposal to be considered for inclusion in the Company's proxy soliciting material for the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office by December 31, 1998.

                          ANNUAL REPORT ON FORM 10-KSB

         The Company is a "small business issuer" within the meaning of Item 10(a) of Regulation S-B. Accordingly, the Company is complying with the executive compensation disclosure requirements applicable to small business issuers (adopted by the Securities and Exchange Commission on October 15, 1992) in this year's proxy statement.

         A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 and the Chairman of the Board's Letter to the Stockholders dated April 14, 1998, which together comprise the Company's 1997 Annual Report to Stockholders, is being delivered herewith.

Dated: May 4, 1998                         By Order of the Board of Directors
Washington, D.C.
                                           /s/ F. Ryan Knoll
                                           F. Ryan Knoll, Secretary

[FRONT OF PROXY CARD]


PROXY                  COMPLETE WELLNESS CENTERS, INC.

      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints C. THOMAS MCMILLEN and E. EUGENE SHARER and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Complete Wellness Centers, Inc. on May 26, 1998, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.


 PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED
                                  ENVELOPE.

[BACK OF PROXY CARD]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1), (2), (3), (4) and (5) LISTED BELOW TO COME BEFORE THE ANNUAL MEETING:

(1)      To elect a Board of six (6) directors.

          FOR the nominees listed below (except as marked       WITHHOLD  AUTHORITY to vote for all six (6)
          to the contrary below) six (6) nominees listed        nominees listed below
          below
                                [ ]                                                     [ ]

C. Thomas McMillen, E. Eugene Sharer, Robert J. Mrazek, James J. McMillen, M.D., Eric S. Kaplan, Frederick B. Simon.

To WITHHOLD AUTHORITY to vote for any individual nominee(s), print such nominee's name below:

(2) To create a stock option plan containing 50,000 shares of the Company's Common Stock for outside directors of the Company's Board of Directors.

         [ ] FOR                  [ ] AGAINST                       [ ] ABSTAIN


(3) To adopt an amendment to Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1996 Restricted Stock Option Plan for Health Care Professionals to add a "change in control" provision and a "cashless exercise" provision.

         [ ] FOR                  [ ] AGAINST                       [ ] ABSTAIN

(4) To ratify the selection of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 1998.

         [ ] FOR                  [ ] AGAINST                       [ ] ABSTAIN

(5)      Upon any and all other business that may come before the Annual
Meeting.

Check here if you plan to attend the Annual Meeting of Stockholders. [ ]

         THIS PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED FOR THE MATTERS DESCRIBED IN PARAGRAPHS (1), (2), (3), (4) AND
(5) UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS SPECIFIED.


SIGNATURE(S):                                        DATE                  1998
             ---------------------------------------     ------------------
Note:  Executors, Administrators, Trustees, etc.
       should give full title.